SUBSTITUTE POWER OF ATTORNEY

Under the terms of various powers of attorney (the "Powers of Attorney"), the undersigned Patrick A. Kirchner was appointed attorney-in-fact for each executive officer and director of Principal Financial Group, Inc. (the "Company") to sign on behalf of each such executive officer and director reports to be filed with the Securities and Exchange Commission pursuant to Section 13(d) and Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder.  In accordance with the authority granted under the Powers of Attorney, including the power of substitution, the undersigned hereby appoints Alex P. Montz as substitute attorney-in-fact, on behalf of each of the executive officers and directors of the Company, with the power to act without any other and with full power of substitution, to exercise and execute all of the powers granted or conferred in the original Power of Attorney.  By his signature as attorney-in-fact to this Substitute Power of Attorney, Alex P. Montz accepts such appointment and agrees to assume from the undersigned any and all duties and responsibilities attendant to his capacity as attorney-in-fact.

Date: December 20, 2019

By: /s/ Patrick A. Kirchner

Name: Patrick A. Kirchner

Title: Attorney-in-Fact

I ACCEPT THIS APPOINTMENT AND SUBSTITUTION:

/s/ Alex P. Montz

Alex P. Montz

Exhibit 24